Exhibit 10.1

Executive Transition Services Agreement

This Transition Services Agreement (“Agreement”) is entered into by and between Essex Property Trust, Inc. (the “Company”) and John Burkart (“Executive”) as of December 22, 2020.  The Company and Executive shall collectively be referred to as the “Parties”.

WHEREAS, Executive has been employed by the Company as Chief Operating Officer (“COO”);

WHEREAS, the Company desires that Executive continue to provide services to the Company to aid the Company in the transition of his duties;

WHEREAS, the Company and Executive desire that Executive provide the Transition Services (as defined below) to the Company beginning on or around January 1, 2021 (such date being the “Transition Date” ) and ending on the final day of the Transition Period, as defined below (the “Separation Date”);

WHEREAS, this Agreement sets forth the terms and conditions relating to Executive’s employment with the Company prior to the Separation Date; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1.           Transition Period.  As of the Transition Date, Executive will relinquish his title, authority and role as COO and Senior Executive Vice President.  Executive will perform Transition Services (as defined below) for the Company as an Advisor for a twelve-month period commencing with the Transition Date  and ending on December 31, 2021 (the “Transition Period”).  During the Transition Period, Executive will report to the new COO, except with respect to any special projects assigned to Executive directly by the Chief Executive Officer (“CEO”).  The Transition Period may be extended on a month-to-month basis, upon mutual written agreement between the CEO and Executive.

2.         Transition Services.  During the Transition Period, Executive will cooperate with the Company’s new COO to assist with the transition of his duties and knowledge, and shall perform any other duties or special projects as requested by the new COO or CEO (the “Transition Services”).  The Company will continue to provide administrative support and resources as necessary for Executive to provide the Transition Services.  Executive may provide the Transition Services remotely during the Covid remote-work period, except when it is necessary for him to work at the Company’s San Mateo office to perform the Transition Services.  For the first six (6) months of the Transition Period (i.e., January 1, 2021 through June 30, 2021) Executive is expected to work three (3) days per week.  For the second six (6) months of the Transition Period  (i.e. July 1, 2021 through December 31, 2021), Executive is expected to work two (2) days per week.   Throughout the Transition Period, Executive shall  provide a high level of performance and continue to significantly contribute to the success of the Company.  Executive shall remain subject to the Company’s Employee Code of Conduct and all Company policies, including, but not limited to, the Company’s Insider Trading Policy and the Company’s Incentive Compensation Recoupment Policy.  During the Transition Period Executive may seek outside employment opportunities, but should Executive begin providing services to another entity (including but not limited to consulting services), the Transition Period may be terminated by the Company for “Cause” (as defined below).

3.             Transition Compensation and Benefits.

3.1          Accrued Obligations.  The Company shall pay Executive any unpaid compensation, benefits and reimbursements, less applicable taxes and withholding (the “Accrued Obligations”) as of the Separation Date.

3.2          Compensation.  During the first six (6) months of the Transition Period, during which Executive will be working three (3) days per week, Executive shall be paid a monthly salary of $42,000.  During the second six (6) months of the Transition Period, during which Executive will be working two (2) days per week, Executive shall be paid a monthly salary of $28,000.  Such compensation shall be paid in accordance with the Company’s current payroll practices beginning as of the Transition Date, subject to applicable payroll and withholding obligations.

3.3         Equity.   During the Transition Period, the stock options, restricted stock units, LTIP units, and OP units (“Company Equity”) previously granted to Executive pursuant to the Company’s stock award and compensation plans and the Essex Portfolio, L.P. long-term award and incentive plan (the “Equity Plans”) shall continue to vest pursuant to and be governed by the terms of the Equity Plans and specific award agreements governing such grants, subject to the terms and conditions thereof (including the requirement that any applicable performance conditions be satisfied in order to earn the award and further including, as applicable, the requirement of a Terminating Event in order to trigger certain beneficial treatment of unvested equity grants in the event of a termination of Executive’s employment initiated by the Company for reasons other Cause, death or disability, as those terms are defined in the applicable award agreements).  On the first trading day following  the Transition Date, 100% of Executive’s unvested Company Equity shall become fully vested.

3.4          Benefits.  During the Transition Period, Executive shall be entitled to continue to participate in the Company’s employee benefit plans (the “Company Plans”) to the extent permitted under the terms and conditions of the Company Plans, including a Company-provided automobile or, at Executive’s choice, automobile allowance, consistent with the level provided to Company’s Executive Vice Presidents.  The Company will provide a separate letter detailing Executive’s benefits under and continued participation in the Company Plans.

3.5          Professional Insurance.  During the Transition Period the Company will maintain Executive on its insurance policy relating to professional errors and omissions, including any directors and officers insurance policies.

3.6          2020 Annual Bonus.  Executive shall be entitled to receive his 2020 Annual Bonus in the amount of $885,000.00 on the date that bonuses are paid to other Company executives which is expected to be December 24, 2020.

4.          Termination of the Transition Period.  Upon the termination of the Transition Period pursuant to this Section 4, Executive shall be entitled to the retirement benefits Executive has earned and accrued pursuant to Executive’s participation in the Company’s various retirement and deferred compensation plans, and any unpaid compensation and reimbursements (the “Accrued Benefits”).

4.1          Release of Claims.  In consideration for entering into this Agreement, Executive agrees to execute a general release of claims in the form attached hereto as Exhibit A (“General Release”).  In the event that the Company either (i) materially breaches this Agreement and fails to cure within fifteen (15) days of written notice of such breach or (ii) commences any legal action against Executive, then the General Release shall be deemed to be rescinded by Executive and be void and of no effect.

4.2          Termination by Company for Cause.  The Transition Period may be terminated by the Company for “Cause” (as defined below).  If Transition Period is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than the Accrued Obligations, Accrued Benefits and any vested Company Equity as of the date the Transition Period is terminated pursuant to this Section 4.2.

4.3        Termination by Executive for Company Breach.  The Transition Period may be terminated by Executive for the Company’s material breach of this Agreement (for “ Company Breach”).  To terminate for Company Breach, Executive must deliver a written demand for performance to the Company within 30 days of the first occurrence of the event or circumstance underlying the claim of material breach, which written demand must specifically identify the manner in which the Executive believes that the Company is in material breach, and the Company must fail to remedy the breach within 30 days of such written notice from Executive. If the Transition Period is terminated by Executive for Company Breach, then Executive shall be entitled to the Accrued Obligations, Accrued Benefits, and any vested Company Equity as of the date the Transition Period is terminated pursuant to this Section 4.3.  In addition, if Executive signs and does not revoke the General Release, Executive will be entitled to a lump sum payment equal to Executive’s monthly base salary, less applicable withholdings, for the balance of the Term.

4.4         Termination by Executive for any reason other than for Company Breach.  Except for the first sixty (60) days of the Transition Period, the Transition Period may be terminated by Executive for any reason upon thirty (30) days written notice.  If the Transition Period is terminated by Executive for other than Company Breach, then Executive shall be entitled to the Accrued Obligations, Accrued Benefits, and any vested Company Equity as of the date the Transition Period is terminated pursuant to this Section 4.3.

4.5         Death or Disability.  If Executive's employment is terminated by reason of Executive's death or Disability, Executive (or Executive's heirs or estate, as applicable) shall be entitled to the Accrued Obligations, Accrued Benefits, and all vested Company Equity.  In the event of Executive's death or Disability, Executive's heirs or estate shall have the right to assert Executive's claim of the benefits as provided in this Agreement and neither Executive or Executive's heirs or estate are under any duty legally or contractually to mitigate any damages in order to receive the benefits of this Agreement.

4.6           Definitions.

(a)            “Cause” means

(i)         Executive providing services for another entity (including but not limited to providing consulting services) during the Transition Period;

(ii)           Executive’s failure to substantially perform the Transition Services (other than by reason of Executive’s Disability (as defined below)), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed such duties, and Executive has failed to remedy the situation within 30 days of such written notice from the Company;

(iii)         Executive’s negligence in the performance of the Transition Services after a written demand is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has negligently performed such duties, and Executive has failed to remedy the situation within 30 days of such written notice from the Company;

(iv)        Executive’s conviction of, or plea of guilty or nolo contendre to any felony or any crime involving moral turpitude or the personal enrichment of Executive at the expense of the Company;

(v)          Executive’s engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including, without limitation, Executive’s breach of fiduciary duties owed to the Company;

(vi)         Executive’s violation of any material written provision of the Company’s code of business conduct and ethics, including but not limited to violations involving claims of sexual harassment and/or discrimination after a written demand for cure (to the extent curable) is delivered to Executive that specifically identifies the manner in which the Company believes the breach could be cured, and Executive has failed to cure the situation within 30 days of such written notice from the Company;

(vii)         Executive’s act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or

(viii)       Executive’s engaging in any material act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company after a written demand is delivered to Executive that specifically identifies the material acts reasonably expected to harm the reputation, business prospects, or operations of the Company, and Executive has failed to remedy the situation within 30 days of such written notice from the Company.

(b)           “Disability” means Executive’s inability to materially perform his duties and responsibilities by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than the remainder of the Transition Period in each case as determined by a mutually agreed upon physician.

5.           Mutual Nondisparagement.  Executive agrees that Executive will not in the future: (i) talk about or otherwise communicate by any means to any third party in a malicious, disparaging or defamatory manner regarding the Company (including but not limited to its products and services) or any of the Company’s employees, executives, or members of the Board of Directors of the Company (the “Company Related Parties”); (ii) make or authorize to be made any oral or written statement that may disparage or damage the reputation of the Company (including but not limited to its products and services) or the reputation of any of the Company Related Parties; and (iii) talk or otherwise communicate by any means to any third party in any manner likely to be harmful to the Company (including but not limited to its products and services), any of the Company Related Parties, or their business, business reputation or personal reputation; provided that Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.  The Company agrees that its officers and directors will refrain from: (i) talking about or otherwise communicating by any means to any third party in a malicious, disparaging or defamatory manner regarding Executive; (ii) making or authorizing to be made any oral or written statement that may disparage or damage the reputation of Executive; and (iii) talking or otherwise communicating by any means to any third party in any manner likely to be harmful to Executive, his business reputation or his personal reputation; provided that individuals may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.  Nothing in this Section or any other provision of this Agreement is intended to prevent the Parties from disclosing factual information regarding any claim for sexual harassment, sex discrimination, or retaliation for reporting sexual harassment or sex discrimination.

6.            Executive Non-Disclosure.  Executive acknowledges that, during the Transition Period and thereafter, he will continue to be bound by his existing Confidentiality Agreement with the Company and his obligations with respect to confidentiality set forth in the Company’s Associate Handbook.

7.           Reimbursement of Legal Fees.  The Company shall reimburse Executive for reasonable attorneys’ fees and related expenses incurred in connection with reviewing and negotiating this Agreement up to $7,500.  Such reimbursement shall be made within thirty (30) days following presentation to the Company of appropriate invoices or other documentation for such fees and expenses.

8.         Compliance with Section 409A.  To the extent applicable, this Agreement is intended to comply with Internal Revenue Code Section 409A and shall be administered and construed in a manner consistent with this intent.  In furtherance of the foregoing, notwithstanding anything herein to the contrary, if Executive is a “specified employee” (determined by the Company in accordance with U.S. Treasury Regulation section 1.409A-3(i)(2)) as of the date that Executive incurs a “separation from service” (as defined in U.S. Treasury Regulation section 1.409A-1(h)) and if any benefit to be provided under this Agreement cannot be paid or provided in a manner otherwise provided herein without subjecting Executive to additional tax, interest and/or penalties under Section 409A, then any such benefit that is payable during the first six (6) months following Executive’s “separation from service” shall be paid to Executive in a cash lump payment to be made on the earlier of (a) Executive’s death or (b) the first day of the seventh month following Executive’s “separation from service”.  However, nothing contained in this Agreement shall be construed as a representation, guarantee or other undertaking on the part of the Company that this Agreement is, or will be found to be exempt from or compliant with the requirements of Section 409A.  Executive is solely responsible for determining the tax consequences to Executive of any and all payments made pursuant to this Agreement, including, without limitation, any possible tax consequences under Section 409A.

9.            Arbitration.  The terms and conditions of the Mutual Agreement to Arbitrate between Executive and the Company dated March 27, 2019 shall remain in full force and effect and continue to apply.

10.        Controlling Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of California.  The Company and Executive agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties.

11.        Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency, arbitrator, or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

12.         Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof, and fully supersedes all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements, whether oral or written, pertaining to or concerning the subject matter of this Agreement.  No oral statements or other prior written materials, not specifically incorporated into this Agreement shall be of any force or effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by Executive and the CEO.  Notwithstanding the above, this Agreement will have no impact on your 2020 compensation amounts (including 2020 bonuses) to be determined in accordance with Company policy in the discretion of the Compensation Committee of the Board and you shall continue to remain eligible to receive such amounts.  Notwithstanding the above, You will not be eligible for an equity grant in 2020.

13.         Disclaimer of Reliance.  Except for the specific representations expressly made by the Company in this Agreement, Executive specifically disclaims that Executive is relying upon or relied upon on any communications, promises, statements, inducements, or representation (s) that may have been made, oral or written, regarding the subject matter of this Agreement.  The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement.

14.          No Waiver.  This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Executive and the Company.  Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver.  No waiver of any breach of any provision shall be deemed to be a waiver or any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between Executive and the Company.

15.          Counterparts.  This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures, and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications to a party shall be sent to the party’s address or email address set forth on the signature page hereto or at such other address(es) or email address(es) as such party may designate by ten (10) days advance written notice to the other party hereto.

17.          Public Statement.  In connection with the execution of this Agreement the Company will release the statement attached hereto as Exhibit B regarding Executive’s separation from the Company.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Michael J. Schall	December 22, 2020
Michael J. Schall	Date
Chief Executive Officer
Essex Property Trust, Inc.

/s/ John Burkart	December 22, 2020
John Burkart	Date
Chief Operating Officer

Exhibit A

Form of Release

Essex Property Trust, Inc.
General Release

This Separation Agreement and General Release (the “Agreement”) is made and entered into as of December 22, 2020 by and between Essex Property Trust, Inc. (the “Company”) and John Burkart (the “Executive”).

WHEREAS, Executive entered into an agreement with the Company effective December 22, 2020 in order to continue his employment and provide certain transition services to the Company (the “Transition Services Agreement”);

WHEREAS, the Company and Executive have agreed that the term of the Transition Services Agreement will end as of the Separation Date, as that term is defined in the Transition Services Agreement;

WHEREAS, pursuant to the Transition Services Agreement, Executive has agreed to execute this Agreement on the Transition Date, containing a general release of claims;

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1.            Consideration.  In consideration for the execution of this Agreement, including the release of all claims set forth herein, if: (a) Executive signs, dates and returns this Agreement to the Company on or within 21 days of the date of this letter and does not revoke the Agreement as permitted in Section 7 below, and (b) Executive complies with the terms of this Agreement and his other continuing obligations owed to the Company (including but not limited to those obligations with respect to confidentiality and proprietary information) in all material respects and subject to the representations and warranties made by Executive in this Agreement being accurate in all material respects, the Company shall pay Executive $10,000 in a lump sum payable on the date this Agreement becomes effective.

2.          General Release.  In exchange for the consideration provided under this Agreement to which Executive would not otherwise be entitled, Executive hereby generally and completely releases the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all from any and all known actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, arising out of or relating to acts or omissions occurring up to and through the date Executive signs this Agreement, including without limitation claims arising out of or relating to Executive’s employment with, change in employment status with, and/or separation of employment from, the Company (collectively, the “Released Claims”).  This release is intended to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that Executive may have or had against the Released Parties arising from conduct occurring up to and through the date of this Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, gender or gender identity status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied, including without limitation, any letter offering employment and any stock option agreement(s); any tort; any claim for equity or other benefits; or any other statutory and/or common law claim.  Executive also releases the Released Parties from claims under the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990 (as amended), the Age Discrimination in Employment Act of 1967 including the amendments provided by the Older Workers Benefits Protection Act (the “ADEA”), the Family Medical Leave Act, the California Labor Code, the California Government Code, the California Business & Professions Code, and the California Fair Employment & Housing Act; and any claim or claims Executive might have for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions or any and all other form of compensation under applicable law.  Executive not only releases and discharges the Released Parties from any and all claims as stated above that Executive could make on his own behalf or on behalf of others, but also those claims that might be made by any other person or organization on Executive’s behalf, and specifically waives any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Released Parties are made involving any matters.  Notwithstanding the foregoing, nothing in this Agreement shall affect Executive’s rights and obligations under any welfare benefit plan, pension plan, or other retirement plan, any worker’s compensation insurance plan or law, to Company Equity  previously granted to Executive pursuant to the Equity Plans (as those terms are defined in the Transition Services Agreement), to indemnification for third party claims under the Company’s insurance policies, Indemnification Agreement with Executive dated February 19, 2019 or Labor Code section 2802, or any other claim that cannot be released by virtue of law.  Nothing in this Agreement shall prevent Executive from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, OSHA, EEOC, DFEH, NLRB or any other federal, state or local agency charged with the enforcement of any employment or other applicable laws.  Executive, however, understands that by signing this Agreement, Executive waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the DFEH or any other state or local deferral agency on Executive’s behalf to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available from the SEC/OSHA, including an SEC/OSHA whistleblower award, or other awards or relief that may not lawfully be waived.

3.            ADEA Waiver.  Executive hereby knowingly and voluntarily waives and releases any rights Executive may have under the Age Discrimination in Employment Act, or ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which Executive is already entitled.  Executive further acknowledges that Executive has been advised, as required by the ADEA, that: (a) this ADEA Waiver does not apply to any rights or claims that may arise after the date that this Agreement is signed; (b) Executive has been advised of his right to consult with an attorney prior to signing this Agreement; (c) Executive has twenty-one (21) days to consider this Agreement (although Executive may choose to waive that period and voluntarily sign this Agreement earlier), and Executive acknowledges that any modification, material or otherwise, made to this Agreement does not restart or extend in any manner the 21-day consideration period; (d) Executive has seven (7) days following the date he signs this Agreement to revoke the ADEA Waiver (by delivering written notice of revocation to the Company’s Legal Department, Attention: Anne Morrison and such notice must be received in writing by Ms. Morrison by midnight on the seventh day following the date on which Executive signed this Agreement); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by Executive, provided that Executive does not revoke it.

4.           Acknowledgement.  Executive hereby represents that, to his knowledge, Executive has been paid all compensation owed for all time worked, that Executive has received all the leave and leave benefits and protections for which Executive is eligible pursuant to applicable laws or the Company’s policies, and that Executive has not suffered any on-the-job injury or illness for which Executive has not already filed a workers’ compensation claim.

5.            Reasonable Consideration Period/Voluntary Agreement.  Executive acknowledges by his signature below that Executive has had at least 21 days within which to consider this Agreement and its consequences, and that Executive has carefully done so, and that Executive has taken sufficient time to consider it.  Executive further expressly declares and represents that he have read and understood the meaning of the terms and conditions contained in this Agreement, approves and accepts the terms and conditions contained herein, and that this Agreement is executed freely and voluntarily without coercion.

6.          Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications to a party shall be sent to the party’s address or email address set forth on the signature page hereto or at such other address(es) or email address(es) as such party may designate by 10 days advance written notice to the other party hereto.

7.          Miscellaneous.  This Agreement, constitutes the complete, final and entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Furthermore, each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.

8.           Counterparts/By Facsimile or Electronic Copy.  This Agreement may be executed in counterparts by facsimile copy or electronic copy, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

9.          Severability.  If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and/or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  If any terms or sections of this Agreement are determined to be unenforceable, they shall be modified so that the unenforceable term or section is enforceable to the greatest extent possible.

Evidenced by his signature below, Executive finds this Agreement acceptable and agrees to return the fully executed Agreement to the Company within 21 days.  The Company’s offer contained herein will automatically expire if it does not receive the fully signed Agreement within this timeframe.

Date

and

Essex Property Trust, Inc.

I HAVE READ AND UNDERSTAND THE FOREGOING, I AM SIGNING THIS DOCUMENT VOLUNTARILY AND KNOWINGLY, AND AGREE TO THE ABOVE TERMS.  I UNDERSTAND THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN CLAIMS.

John Burkart	Date

Exhibit B

Public Statement

ESSEX PROPERTY TRUST ANNOUNCES LEADERSHIP CHANGES

San Mateo, California — December __, 2020 — Essex Property Trust, Inc. (NYSE:ESS) announced today the planned succession for the Chief Operating Officer (COO) and the Chief Financial Officer (CFO).

John Burkart will retire as the Company’s Senior Executive Vice President and COO effective December 31, 2020 and remain thereafter for one year as a Strategic Advisor to the Company to facilitate an orderly transition.  Pursuant to the Company’s succession plan, the Board of Directors has promoted Angela Kleiman, 50, to succeed John Burkart as Senior Executive Vice President and COO.  Ms. Kleiman served as the Company’s Executive Vice President and CFO since 2015 and has held various senior roles in the Company since 2009.

Mr. Burkart was originally retained by the Company in 1993 in preparation for its initial public offering in 1994.  He progressed in various corporate finance positions and ultimately had a leading role in the strategic advancement of the Company, including with respect to its co-investment platform, merger integration of BRE Properties and, as COO, the use of cutting-edge technology in creation of a world class operating platform.

 “John has been an impactful leader over the last 25 years, and an instrumental driver of the Company’s growth and success. We thank him for all his contributions and years of service and his unrelenting pursuit of continuous improvement,” said Michael Schall, President and Chief Executive Officer. He continued, “We are fortunate to have other exceptional leaders that are ready for advancement, including Angela, whose skill and influence extends well beyond the traditional CFO role.  Angela is a key decision-maker as it relates to all major company decisions and is well prepared to lead our operations team while actively guiding the strategic direction of the Company.”

The Board of Directors has also appointed Barb Pak, 43, the Company’s Senior Vice President of Finance, to succeed Ms. Kleiman as Executive Vice President and CFO. Ms. Pak joined the Company in 2012 to lead its Investor Relations platform. Over her eight-year tenure with the Company she has expanded her responsibilities to include leading the Company’s co-investment platform, capital markets, and financial planning and analysis departments.  Prior to joining Essex, Ms. Pak had 13 years of experience in the real estate industry as a Portfolio Manager for Oak Hill REIT Management.  Ms. Pak began her career with Green Street Advisors. She holds a bachelor’s degree in finance from the University of South Dakota and is a Chartered Financial Analyst (CFA).

 “Barb has proven her strong leadership skills, exceptional dedication, and extraordinary financial acumen throughout her career.  She has worked closely with Angela and me over the past several years in preparation for her expanded role.” commented Michael Schall, “I am confident that Barb will continue Essex’s commitment to maintain its exceptionally strong financial condition while thoughtfully creating long term value for our shareholders.”